Exhibit 99.1

Cytec Reports First Quarter EPS of $0.78; Quarter Sales a Record for Cytec

    WEST PATERSON, N.J.--(BUSINESS WIRE)--April 22, 2004--Cytec Industries Inc. (NYSE:CYT) announced today that net earnings for the first quarter of 2004 were $31.3 million or $0.78 per diluted share on sales of $415 million. Net earnings for the comparable period of 2003 were $28.9 million or $0.73 per diluted share, on sales of $367 million, before a cumulative effect of a change in accounting principle of $13.6 million after tax ($0.34 per diluted share) for the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."
    David Lilley, Chairman, President and Chief Executive Officer said, "Our two Specialty Chemical segments benefited from the acquisitions completed in 2003 and our Specialty Materials segment displayed strong volume growth. Our Building Block Chemicals sales increased in line with higher input costs. Exchange rate changes also favorably impacted sales for the quarter.
    "In the quarter we experienced shortages of propylene causing our Building Block Chemicals acrylonitrile plant to run at less than capacity. Natural gas prices remained high, and we were impacted by a rapid escalation in the price of propylene. Despite these significant issues, we delivered increased earnings and respectable margins to begin 2004."

    Water and Industrial Process Chemicals Sales increased 8%;
Operating Earnings decrease to $4 million

    Mr. Lilley continued, "In Water and Industrial Process Chemicals, selling volumes decreased 6%, acquisitions added 10%, exchange rate changes increased sales by 6% and selling prices were down 2%. Mining Chemicals was impacted by reduced production at two major mines undergoing repairs and Water Treatment volumes were down primarily in North America as we continue our exit from certain low profit accounts.
    "The decrease in operating earnings was principally the result of the lower selling volumes, higher raw material costs, primarily propylene and ammonia, and energy costs which more than offset the favorable impact from acquisitions.

    Performance Products Sales increased 17%; Operating Earnings improve to $14 million

    "For Performance Products, selling volumes increased 2%, acquisitions added 11%, exchange rate changes increased sales by 4% and selling prices were flat. Demand was generally up in all regions except Asia Pacific.
    "Operating earnings increased principally due to the favorable impact from acquisitions and higher base sales volumes offset somewhat by increased raw material costs, primarily ammonia and methanol derivatives, and energy costs.

    Specialty Materials Sales increased 11%; Operating Earnings improve to $23 million

    "In Specialty Materials, selling volumes improved 11%, exchange rate changes increased sales by 1% and selling prices were down 1%. Demand increased for military applications, rotorcraft and high performance automotive applications. Sales in the large commercial aircraft sector were up due to increased sales to Airbus partially offset by reduced sales to the regional and business jet sectors.
    "The increase in operating earnings primarily reflects the higher sales volume and the resulting leverage impact on our production costs partially offset by increased selling and technical costs for our growth initiatives.

    Building Block Chemicals Sales increase 17%; Operating Earnings improve to $5 million

    "Building Block Chemicals selling volumes increased 3%, selling prices increased 12% and exchange rate changes increased sales by 2%. The acrylonitrile plant ran at reduced rates in the quarter due to short supply of propylene. This affected most acrylonitrile producers in the U.S., and as a result acrylonitrile selling prices have increased consistent with continued strong demand.
    "Raw material and energy costs, primarily propylene, ammonia and natural gas, were higher in the quarter but these costs were mostly recovered through higher selling prices. In addition, a favorable product mix and improved plant operations more than offset the impact of running our acrylonitrile plant at reduced rates. After taking into account all of the above, operating earnings improved over the prior year period."

    Earnings in Associated Companies

    James P. Cronin, Executive Vice President and Chief Financial Officer added, "Equity in earnings of associated companies decreased from the prior year primarily reflecting higher raw material costs at CYRO Industries, our 50% owned acrylic plastics joint venture. In addition, the prior year included $0.5 million from the former Mitsui-Cytec joint venture."

    Effective Tax Rate

    Mr. Cronin continued, "Our effective tax rate was lowered to 24%, down from the 28% effective tax rate used for the full year of 2003. This reduction reflected our continued growth of earnings in lower tax jurisdictions and, to a lesser extent, a favorable international tax ruling."

    Cash Flow

    Mr. Cronin added, "First quarter cash flow generated by operations was $23 million. Accounts receivable are up in line with the increased sales and inventory levels reflecting the higher demand. Accounts payable are higher due to an increase in purchasing volumes towards the end of the quarter and timing of payments versus year end 2003. Capital expenditures of $17 million reflect the work being done on the renovation of our Specialty Chemical research facility and the expansion of our Specialty Materials' advanced composite manufacturing facility in Germany. During the first quarter we repurchased approximately 388 thousand shares of stock at a cost of $13.2 million which favorably impacted earnings per share. We issued our first quarterly dividend of $0.10 per share which aggregated $3.9 million."

    Update on 2004 Outlook

    Mr. Lilley commented, "We are pleased with our strong start for 2004 and we continue to execute on the factors we can control. However, our last forecast which was provided in January 2004 assumed a moderation of raw material and energy costs. We now expect the trend of higher raw material costs to continue and this will have an adverse effect on our two Specialty Chemical segments. Somewhat offsetting the higher than anticipated raw material and energy costs, we did see encouraging signs of a pickup in demand during the course of the first quarter. In addition, we have lowered our effective tax rate estimate for 2004 to 24%."

    Our revised full year expectation by segment follows:

    "In Water and Industrial Process, we now forecast sales growth of about 8% with about 5% of that coming from acquisitions. Due to high raw material and energy costs, operating earnings are now forecast to be flat with 2003. Our previous forecast was for sales to be up 10% and operating earnings up 30%.
    "In Performance Products, we now forecast sales growth of about 10% with about 5% of that coming from acquisitions. Raw material and energy costs are also impacting this segment and we now see operating earnings to be up 40% from 2003 which is a slight reduction from our previous forecast.
    "In Building Block Chemicals, we now forecast sales to be up 10-15% due to higher selling prices and operating earnings to be down 15-20%. This segment is also seeing significantly higher raw material and energy costs but higher selling prices are mostly compensating for this. Our previous forecast was for sales to be flat and operating earnings to be down 20%. During 2004, we have regular maintenance turnarounds scheduled for our acrylonitrile and melamine facilities which will reduce the amount of production available for sale. The melamine maintenance turnaround occurred late in the first quarter and the acrylonitrile turnaround is scheduled for the second quarter. The corresponding sales decrease during the year will primarily impact the second quarter.
    "In Specialty Materials, we now forecast sales to be up about 7% primarily due to continued growth in the military and high performance automotive markets and modest growth in the large commercial aircraft sector and operating earnings to be up 15%. Our previous forecast was for sales to be up 5% and operating earnings to be up 10%.
    "We had forecast our earnings from associated companies to be flat year on year. However, high raw material and energy costs are also impacting our Cyro joint venture. We now expect full year earnings from associated companies to be down approximately 30% from 2003. We forecast Corporate and Unallocated to be slightly more unfavorable than last year. Our interest costs will be up approximately 15% due to higher levels of debt outstanding compared to 2003.
    "The net of the above is a revised diluted EPS range of $2.65-$2.75 up from $2.55-$2.65. While we are cautiously optimistic that the demand situation is improving, we believe raw materials and energy costs will not decline as we had previously anticipated. Our diluted EPS estimate for the second quarter is a range of $0.60-$0.65 with a major factor in the quarter being the scheduled Building Block Chemicals' maintenance work. We will next update the 2004 outlook when we report our second quarter 2004 operating results.
    "We have a strong start and good momentum as we move further into 2004. We will remain focused on new product development, execution of our operational excellence initiatives and staying flexible enough to react to the challenges and changes of the global economy."

    Investor Conference Call to be Held on April 23, 2004, 11:00 a.m.
EDT

    Cytec will host their first quarter earnings release conference call on April 23, 2004 at 11:00 a.m. EDT. The conference call will also be simultaneously webcast for all investors from Cytec's Web site www.cytec.com. Select the Investor Relations page to access the live conference call.
    A recording of the conference call may be accessed by telephone from 2:00 p.m. EDT on April 23, 2004 until April 29, 2004 at 11:00 p.m. EDT by calling 888-203-1112 (U.S.) or 719-457-0820
(International) and entering access code 701445. The conference call recording will also be accessible on Cytec's Web site for 3 weeks after the conference call.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries is a specialty chemicals and materials technology company with sales in 2003 of $1.5 billion. Its growth strategies are based on developing technologically advanced customer solutions for global markets including: aerospace, plastics, industrial coatings, mining, and water treatment.


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
       (Millions of dollars, except share and per share amounts)

                                                      Quarter
                                                       Ended
                                                     March 31,
                                              ------------------------
                                                 2004          2003
                                              ----------    ----------
Net sales                                     $   415.2     $   367.4

Manufacturing cost of sales                       312.7         272.4
Selling and technical services                     34.9          30.1
Research and process development                    9.1           8.2
Administrative and general                         13.3          11.8
Amortization of acquisition intangibles             1.4           0.8
                                              ----------    ----------
Earnings from operations                           43.8          44.1

Other income (expense), net                         0.9          (1.2)
Equity in earnings of associated companies          0.3           2.5
Interest expense, net                               3.8           4.1
                                              ----------    ----------
Earnings before income taxes and cumulative
 effect of accounting change                       41.2          41.3

Income tax provision                                9.9          12.4
                                              ----------    ----------
Earnings before cumulative effect of
 accounting change                                 31.3          28.9
                                              ----------    ----------
Cumulative effect of accounting change, net of
 tax                                                  -         (13.6)

Net earnings                                  $    31.3     $    15.3
                                              ==========    ==========

Earnings before cumulative effect of
 accounting change per common share
     Basic                                        $0.80         $0.75
     Diluted                                      $0.78         $0.73

Cumulative effect of accounting change, net of
 tax, per common share
     Basic                                            -        $(0.35)
     Diluted                                          -        $(0.34)

Earnings per common share
     Basic                                        $0.80         $0.39
     Diluted                                      $0.78         $0.38

Weighted average shares outstanding
 (000 omitted)
     Basic                                       39,099        38,735
     Diluted                                     40,100        39,764




                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
          CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS
                          BY BUSINESS SEGMENT
                         (Millions of dollars)

                                  Quarter Ended March 31,
                                ----------------------------

                                  2004                2003
                                  ----                ----

Net sales
---------

Water and Industrial Process
 Chemicals                      $  92.4             $  85.8
Performance Products
     Sales to external customers  139.9               119.8
     Intersegment sales             1.3                   -
Specialty Materials               120.3               108.1
Building Block Chemicals
     Sales to external customers   62.6                53.7
     Intersegment sales            19.3                16.4
                                --------            --------
Net sales from segments           435.8               383.8
Elimination of intersegment
 revenue                          (20.6)              (16.4)
                                --------            --------
Total consolidated net sales    $ 415.2             $ 367.4
                                ========            ========

                                            % of                % of
Earnings (loss) from operations            sales               sales
                                           -----               -----

Water and Industrial Process
 Chemicals                      $   3.6       4%    $   6.9       8%
Performance Products               13.5      10%       11.8      10%
Specialty Materials                23.2      19%       22.3      21%
Building Block Chemicals            5.3       6%        4.3       6%
                                --------            --------
Earnings from segments             45.6      10%       45.3      12%

Corporate and Unallocated          (1.8)               (1.2)
                                --------            --------
Total consolidated earnings
 from operations                $  43.8      11%    $  44.1      12%
                                ========            ========




                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
       (Millions of dollars, except share and per share amounts)

                                               March 31,     Dec. 31,
                                                 2004          2003
                                              ----------    ----------
ASSETS
Current assets
   Cash and cash equivalents                  $   251.6     $   251.1
   Accounts receivable, less allowance for
    doubtful accounts of $7.2 and $7.6 in 2004
    and 2003, respectively                        242.1         217.1
   Other accounts receivable                       52.9          50.2
   Inventories                                    183.6         176.0
   Deferred income taxes                            0.1           8.2
   Other current assets                            17.7           8.8
                                              ----------    ----------
     Total current assets                         748.0         711.4

Investment in associated companies                 81.5          82.1

Plants, equipment and facilities, at cost       1,542.5       1,538.3
   Less: accumulated depreciation                (886.3)       (875.4)
                                              ----------    ----------
     Net plant investment                         656.2         662.9

Acquisition intangibles, net of accumulated
 amortization                                      67.9          69.9

Goodwill                                          339.1         339.7

Deferred income taxes                              86.5          85.7

Other assets                                       73.6          74.2
                                              ----------    ----------
Total assets                                  $ 2,052.8     $ 2,025.9
                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Short-term borrowings                      $     9.2     $     9.3
   Accounts payable                               140.7          93.5
   Accrued expense                                137.4         170.5
   Income taxes payable                            60.4          63.2
                                              ----------    ----------
     Total current liabilities                    347.7         336.5

Long-term debt                                    418.6         416.2
Pension and other postretirement benefit
 liabilities                                      334.6         346.0
Other noncurrent liabilities                      183.6         171.8
Stockholders' equity
   Preferred stock, 20,000,000 shares
    authorized, issued and outstanding 4,000
    shares, Series C Cumulative $0.1 par value
    at liquidation value of $25 per share           0.1           0.1
   Common stock, $0.1 par value per share,
    150,000,000 shares authorized, issued
    48,132,640 shares                               0.5           0.5
   Additional paid-in capital                     118.1         122.2
   Retained earnings                            1,010.1         982.9
   Unearned compensation                           (3.0)         (5.3)
   Minimum pension liability adjustment           (96.8)        (96.8)
   Unrealized gain on derivative instruments        0.5           0.3
   Accumulated translation adjustments             29.8          38.0
   Treasury stock, at cost, 9,251,492 shares
    in 2004 and 9,139,897 shares in 2003         (291.0)       (286.5)
                                              ----------    ----------
     Total stockholders' equity                   768.3         755.4
                                              ----------    ----------
Total liabilities and stockholders' equity    $ 2,052.8     $ 2,025.9
                                              ==========    ==========




                         CYTEC INDUSTRIES INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)

                                               Quarter Ended March 31,
                                              ------------------------
                                                 2004          2003
                                              ----------    ----------
Cash flows provided by (used for) operating
 activities
   Net earnings                               $    31.3     $    15.3
   Noncash items included in earnings:
     Dividends from associated companies
      greater than earnings                         0.8           0.6
     Depreciation                                  21.6          21.6
     Amortization                                   2.7           1.2
     Deferred income taxes                          7.3         (10.3)
     Gain on sale of assets                        (0.6)            -
     Cumulative effect of change in accounting
      principle, net of tax                           -          13.6
     Other                                         (0.3)            -
   Changes in operating assets and liabilities
     Trade accounts receivable                    (28.9)        (16.6)
     Other receivables                             (3.8)         (2.4)
     Inventories                                   (9.0)        (19.5)
     Accounts payable                              44.0          12.3
     Accrued expenses                             (24.6)         (9.2)
     Income taxes payable                             -          17.7
     Other assets                                  (8.0)         (2.7)
     Other liabilities                             (9.8)        (11.5)
                                              ----------    ----------
Net cash flows provided by operating
 activities                                        22.7          10.1
                                              ----------    ----------
Cash flows provided by (used for) investing
 activities
   Additions to plants, equipment and
    facilities                                    (16.9)        (18.9)
   Proceeds received on sale of assets              0.7           0.1
   Advance payment received on land lease           9.1             -
                                              ----------    ----------
Net cash flows used for investing activities       (7.1)        (18.8)
                                              ----------    ----------
Cash flows provided by (used for) financing
 activities
   Proceeds from the exercise of stock options      2.9           1.7
   Purchase of treasury stock                     (13.2)        (11.3)
   Change in short-term borrowings                 (0.1)            -
   Payments of long term debt                         -        (100.0)
   Proceeds from termination of interest rate
    swap                                            2.7             -
   Cash dividends                                  (3.9)            -
                                              ----------    ----------
Net cash flows used for financing activities      (11.6)       (109.6)
                                              ----------    ----------
Effect of exchange rate changes on cash and
 cash equivalents                                  (3.5)          1.1
                                              ----------    ----------
Increase (decrease)  in cash and cash
 equivalents                                        0.5        (117.2)

Cash and cash equivalents, beginning of period    251.1         210.0
                                              ----------    ----------
Cash and cash equivalents, end of period      $   251.6     $    92.8
                                              ==========    ==========


    CONTACT: Cytec Industries Inc., West Paterson
             Dave Drillock (Investment Community), 973-357-3249
                 or
             George Yuro (Media), 973-357-3319
             www.cytec.com